* CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 2.1*

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”), dated as of April 28, 2022, is by and between AFC BDC Inc., a Maryland corporation (the “Corporation”), and AFC BDC Warehouse LLC, a Delaware limited liability company (the “Fund”).

Recitals:

WHEREAS, the Corporation is a corporation organized under the Maryland General Corporation Law (the “MGCL”), and is wholly owned by Leonard M. Tannenbaum (“Stockholder”), who owns 50 shares of common stock, par value $0.01 per share, of the Corporation (“Common Stock”), which shares represent all of the issued and outstanding shares of Common Stock as of the date hereof;

WHEREAS, the business and affairs of the Corporation are managed under the direction of the Corporation’s board of directors (the “Board of Directors”);

WHEREAS, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Merger Shares (as defined below), are advisable and fair to, and in the best interests of, the Corporation and the Stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, (iii) submitted this Agreement and the transactions contemplated hereby to the Stockholder for its approval and adoption, and (iv) recommended that the Stockholder approve and adopt this Agreement and the transactions contemplated hereby;

WHEREAS, the Stockholder has approved and adopted this Agreement and the transactions contemplated hereby;

WHEREAS, the Fund is a limited liability company organized under the Delaware Limited Liability Company Act (as amended, the “DLLCA”) and operated in accordance with the terms set forth in that certain Limited Liability Company Agreement of the Fund dated as of December 1, 2021 (such agreement, as amended from time-to-time, the “Operating Agreement”);

WHEREAS, pursuant to the Operating Agreement, the business and affairs of the Fund are managed by or under the direction of Leonard M. Tannenbaum, as manager (the “Manager”);

WHEREAS, the Fund is owned by the members of the Fund (the “Members”), who collectively own all of the issued and outstanding limited liability company interests of the Fund (the “Interests”);

WHEREAS, the Manager has determined that the Merger is advisable and in the best interests of the Fund and the Members and has approved this Agreement and the Merger in accordance with the Operating Agreement;

WHEREAS, as a result of, and immediately following, the Merger, (i) the assets and liabilities of the Fund and the Corporation will be the assets and liabilities of the Corporation, as the surviving corporation in the Merger; and (ii) the Stockholder and the former Members of the Fund will own Common Stock;

WHEREAS, also as a result of the Merger, all shares of Common Stock issued and outstanding and held by the Stockholder immediately prior to the Effective Time (as defined below) will be redeemed and canceled such that, immediately following the Effective Time, only the Merger Shares will be issued and outstanding;

WHEREAS, following the effective time of the Merger, the Corporation intends to elect to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, it is contemplated that the issuance of Common Stock by the Corporation to the Members and the Manager pursuant to this Agreement will not be subject to the registration requirements contained in the Securities Act of 1933, as amended (the “Securities Act”); and

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, and subject to and on the terms and conditions set forth herein, the parties hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1 The Merger. At the Effective Time (as defined below), in accordance with the MGCL, DLLCA and this Agreement, the Fund will merge with and into the Corporation, the separate legal existence of the Fund will cease, and the Corporation will continue as a Maryland corporation and the surviving entity in the Merger (the “Surviving Entity”). From and after the Effective Time:

(i)	the title to all real estate and other property owned by the Fund and the Corporation shall be vested in the Surviving Entity without reversion or impairment;

(ii)	the Surviving Entity shall have all liabilities of the Fund and the Corporation;

(iii)	all proceedings (if any) pending by or against the Fund or the Corporation may be continued as if the Merger had not occurred or the Surviving Entity may be substituted in the proceeding for the Fund;

(iv)	the name of the Surviving Entity shall be “AFC BDC Inc.”; and

(v)	the Merger shall otherwise have the effects set forth herein and in the MGCL and DLLCA.

For the avoidance of doubt, and without in any way limiting the foregoing, each subscription agreement between the Fund and any Limited Partner in effect immediately prior to the Effective Time (each, a “Subscription Agreement”) shall continue in full force in effect following the Merger as a subscription agreement between the Corporation and the relevant subscriber in accordance with Section 9(f) of the Subscription Agreements, the MGCL and DLLCA.

Section 1.2 Articles of Incorporation and Bylaws; Subscription Documents.

(a) The articles of incorporation of the Corporation as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity from and after the Effective Time until duly amended in accordance with applicable law and the terms thereof.

(b) The bylaws of the Corporation as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity from and after the Effective Time until duly amended in accordance with applicable law and the terms thereof.

(c) Notwithstanding the foregoing Section 1.1(a), the parties shall work together in good faith to obtain from each Limited Partner a duly executed amended Subscription Agreement reflecting the foregoing matters and any changes to the subscriber’s tax, bank account, anti-money laundering and other information to the extent necessary or appropriate to reflect the change in such former Limited Partner’s investment from LP Interests in the Fund to shares of Common Stock of the Corporation as a result of the Merger (each such amended Subscription Agreement, an “Amended Subscription Agreement”). In the event a duly executed Amended Subscription Agreement is received by the Corporation, as the Surviving Entity in the Merger, such Amended Subscription Agreement shall supersede and replace the relevant Subscription Agreement that was amended through the exercise of the General Partner’s power of attorney. Notwithstanding the foregoing, and for the avoidance of doubt, the failure of the Corporation to receive an Amended Subscription Agreement from a former Limited Partner shall in no way affect a former Limited Partner’s obligations under the Subscription Agreement, nor will it affect its right to receive its proportionate share of the Merger Consideration in accordance with this Agreement.

Section 1.3 Conversion of Membership Interests; Impact on Existing Common Stock.

(a) As of the Effective Time, by virtue of the Merger and without any further action on the part of the Fund, the Corporation, the Members, the Manager or the Stockholder, each Interest issued and outstanding and held by a Member as of the Effective Time shall be automatically converted into the right to receive the relevant Member’s Pro Rata Share (as defined below) of the Merger Consideration in accordance with Section 1.3(b) below. All Interests, when converted in accordance with this Section 1.3(a), will no longer be outstanding, will automatically be cancelled, will cease to exist, and will thereafter represent only the right to receive the relevant portion of the Merger Consideration in respect of such cancelled Interests. For purposes of this Agreement, the following definitions will apply:

“Adjustment Period” means the period from but excluding March 31, 2022 through the close of business on the business day immediately prior to the Effective Time.

“Total Dollar Value Merger Amount” means (i) the aggregate net asset value of the Fund determined as of March 31, 2022, plus (ii) capital contributions (if any) received by the Fund during the Adjustment Period, plus (iii) accrued but unpaid interest and normally recurring fees accrued but not paid, and accretion of original issue discount, during the Adjustment Period, minus (iii) cash distributions, if any, made by the Fund during the Adjustment Period, plus or minus (iv) such adjustment as the parties mutually agree to be reasonable or appropriate in view of any material change during the Adjustment Period to a portfolio company in which the Fund has invested; and plus or minus (v) such other adjustment as the parties mutually agree to be reasonable or appropriate in in the circumstances.

(b) The aggregate merger consideration payable to the Members (the “Merger Consideration”) will be a number of shares of Common Stock equal to (i) the Total Dollar Merger Amount, divided by (ii) $20.00. Each Member will be entitled to receive its pro rata share of the Merger Consideration based on such Member’s percentage interest in the Fund (each, a “Member’s Pro Rata Share”); provided, however, that the total number of Merger Shares issuable to a Member at the Effective Time shall be subject to adjustment downward for fractional shares as provided in Sections 1.3(e) below.

(c) At the Effective Time, by virtue of the Merger and without any further action on the part of the Fund, the Corporation, the Members, the Manager or the Stockholder, the shares of Common Stock owned by the Stockholder shall be automatically redeemed and cancelled in exchange for a cash payment from the Fund equal to $20.00 per share (the “Stockholder Consideration”), which amount represents the price at which each such share was originally issued to the Stockholder. All Common Stock issued and outstanding immediately prior to the Effective Time, when redeemed in accordance with this Section 1.3(c), will no longer be outstanding, will automatically be cancelled, will cease to exist, and will thereafter represent only the right to receive the Stockholder Consideration in respect of such cancelled Common Stock.

(d) Promptly following the Effective Time, the Corporation will issue to each Member the number of Merger Shares to which such Member is entitled pursuant to Section 1.3(b) and pay to the Stockholder the Stockholder Consideration to which the Stockholder is entitled pursuant to Section 1.3(c).

(e) Notwithstanding Section 1.3(b) above, no fraction of a share of Common Stock shall be issued to a Member. If any Member would otherwise have been entitled to receive a fraction of a share of Common Stock with respect to the aggregate number of Merger Shares to be issued to such Member pursuant to Section 1.3(b), such Member shall be entitled to receive a cash payment with respect to such fractional share in an amount equal to the product of (i) the relevant fraction, multiplied by (ii) $20.00. The payment of cash to the Members in lieu of fractional shares of Common Stock is not separately bargained for consideration and is being made solely for the purpose of saving the Corporation the expense and inconvenience of issuing and transferring fractional shares of Common Stock.

ARTICLE II
CLOSING

Section 2.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at such time and place as the parties to this Agreement may agree.

Section 2.2 Effective Time. Contemporaneously with the Closing, the Corporation shall file or cause to be filed (a) articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation for the State of Maryland (“SDAT”), and (b) a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”). The Merger shall become effective at the time (the “Effective Time”) set forth in the Articles of Merger and Certificate of Merger.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

OF THE CORPORATION

The Corporation hereby represents and warrants to the Fund as follows:

Section 3.1 Organization and Good Standing. The Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, with full corporate power and authority to conduct its business as it is now being conducted.

Section 3.2 Authority. This Agreement constitutes the valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms. The Corporation has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Corporation and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors and the Stockholder.

Section 3.3 Valid Issuance of Merger Shares. The Merger Shares to be issued hereunder have been duly and validly authorized, and will be duly and validly issued, fully paid and nonassessable when issued upon conversion of the Interests pursuant to this Agreement, and will be free of any restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws and any agreement entered into, or to be entered into, by a Member with respect to the Merger Shares to be received by it.

Section 3.4 No Conflict. Subject to receipt of the consents and approvals referred to in the following sentence, neither the execution and delivery of this Agreement by the Corporation nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) conflict with the Articles of Incorporation or Bylaws of the Corporation as in effect immediately prior to the Effective Time, (ii) conflict with any legal requirement or order of any court or governmental authority to which the Corporation is subject, or (iii) breach any provision of any material contract to which the Corporation is a party, except in the case of the foregoing (ii) or (iii) to the extent such conflict or breach would not, individually or in the aggregate, have a material adverse effect on the Corporation or its ability to consummate the Merger and the other transactions contemplated hereby. Except for the approval of the Board of Directors and the Stockholder (each of which approvals has already been obtained), the Corporation is not required to obtain any consent or approval from any person in connection with the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund hereby represents and warrants to the Corporation as follows:

Section 4.1 Organization and Good Standing. The Fund is a limited liability company duly formed and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to conduct its business as it is now being conducted.

Section 4.2 Authority. This Agreement constitutes the valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms. The Fund has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Fund and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized and approved under the Operating Agreement and the DLLCA.

Section 4.3 No Conflict. Subject to receipt of the consents and approvals referred to in the following sentence, neither the execution and delivery of this Agreement by the Fund nor the consummation of the Merger or the other transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) conflict with the Operating Agreement or the certificate of formation of the Fund, (ii) conflict with any legal requirement or order of any court or governmental authority to which the Fund is subject, (iii) breach any provision of any material contract to which the Fund is a party, except in the case of the foregoing (ii) or (iii) to the extent such conflict or breach would not, individually or in the aggregate, have a material adverse effect on the Fund or its ability to consummate the Merger or the other transactions contemplated hereby. Except for the consent to the Merger in accordance with the Operating Agreement, which consent has been obtained, no other consent or approval from any person is required in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby.

Section 4.4 Title to Purchased Assets. Seller has, and as of the Closing, Seller will have, and will transfer to Buyer, good title to all of the Purchased Assets, free and clear of any Encumbrances (other than Encumbrances resulting from actions taken by Buyer).

ARTICLE V
CONDITIONS TO CLOSING

Section 5.1 Conditions to Obligations of the Fund. The obligation of the Fund to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (which, to the extent legally permissible, may be waived in writing, in whole or in part, by the Fund):

(a) Representations and Warranties. The representations and warranties of the Corporation in Article III shall be true and correct in all material respects immediately prior to the Closing.

(b) Performance of Obligations. The Corporation shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) Consents and Approvals. All required consents and approvals listed in Schedule 5.1(c), if any, shall have been obtained and not rescinded.

Section 5.2 Conditions to Obligations of the Corporation. The obligation of the Corporation to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (which, to the extent legally permissible, may be waived in writing, in whole or in part, by the Corporation):

(a) Representations and Warranties. The representations and warranties of the Fund and the Manager in Article IV shall be true and correct in all material respects immediately prior to the Closing.

(b) Performance of Obligations. The Fund shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) Consents and Approvals. All required consents and approvals listed in Schedule 5.1(c), if any, shall have been obtained and not rescinded.

ARTICLE VI
GENERAL PROVISIONS

Section 6.1 Cooperation. Each of the Corporation and the Fund shall cooperate with each other and take such actions as may be reasonably necessary or appropriate to effect the transactions contemplated by this Agreement.

Section 6.2 Survival. None of the representations and warranties, nor any covenant to be performed prior to the Effective Time, set forth herein, shall survive the Effective Time.

Section 6.3 Termination; Abandonment. (a) Anything herein to the contrary notwithstanding, this Agreement may be abandoned and terminated at any time prior to the Effective Time, regardless of whether the requisite consents and approvals have been obtained, by mutual consent of the Fund (acting through the Manager) and the Corporation (by a vote of the Board of Directors), which mutual consent is set forth in a written instrument duly executed by the Fund and the Corporation

(b) In addition to termination by mutual consent, prior to the Effective Time, by written notice, this Agreement may be terminated by either the Fund (acting through the Manager), on the one hand, or the Corporation (acting through the Board of Directors), on the other hand, (i) upon material breach of this Agreement by the other party, or (ii) if the Closing has not occurred on or before July 15, 2022.

Section 6.4 Waiver. No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any privilege, right or power hereunder preclude further exercise of any other privilege, right or power hereunder.

Section 6.5 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements between the parties with respect to its subject matter. Subject to applicable law, this Agreement may be amended at any time prior to the Effective Time, regardless of whether the requisite consents and approvals have been obtained, by mutual consent of the Fund (acting through the Manager), and the Corporation (by a vote of the Board of Directors) which mutual consent is set forth in a written instrument signed by a duly authorized officer of the Fund and the Corporation. Without in any way limiting the foregoing, to the extent permitted by applicable law, this Agreement shall be amended by the parties if required by the United States Securities and Exchange Commission to comply with any provision of the 1940 Act.

Section 6.6 Assignment; Binding Effect; No Third-Party Beneficiaries. To the fullest extent permitted by law, this Agreement may not be assigned by any party without the prior written consent of the other parties. Subject to the foregoing, this Agreement will be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Nothing in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 6.6.

Section 6.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.

Section 6.8 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflict of law provisions thereof.

Section 6.9 Construction. The parties hereto intend that the language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and, to the fullest extent permitted by law, intend that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.

Section 6.10 Execution of Agreement; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 6.11 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and must be delivered (i) personally, (ii) by facsimile with confirmation of transmission by the transmitting equipment, or (iii) by certified or registered mail (postage prepaid, return receipt requested), and will be deemed given when so delivered personally or by facsimile, or if mailed, three (3) days after the date of mailing, to the addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Fund:

AFC BDC Warehouse LLC

525 Okeechobee Blvd., Suite 1770

West Palm Beach, FL 33401

Attn: [***]

Email: [***]

If to the Corporation:

AFC BDC Inc.

525 Okeechobee Blvd., Suite 1770

West Palm Beach, FL 33401

Attn: [***]

Email: [***]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AFC BDC INC.
a Maryland corporation

By:	/s/ Bernard D. Berman
Name:	Bernard D. Berman
Title:	President

AFC BDC WAREHOUSE LLC

By:	/s/ Leonard M. Tannenbaum
Name:	Leonard M. Tannenbaum
Title:	Manager

[Signature page – AFC BDC/AFC Warehouse Merger Agreement]